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                                                                   EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

                                              Jurisdiction
            Subsidiaries Name                 of Incorporation
            -----------------                 ----------------
            Chemtrusion, Inc.                 Delaware
            InterSystems, Inc.                Nebraska

All the entities listed above are significant subsidiaries of the Company or a significant subsidiary of a subsidiary of the Company, even though not necessarily majority-owned by the Company. Certain subsidiaries considered insignificant for the year covered by this report have been omitted.



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